Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way Eatontown, NJ 07724 (732) 389-0355 • (732) 460-0214 www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:
EMRISE Corporation	Allen & Caron, Inc
John Donovan	Rene Caron (investors)

Chief Financial Officer	Len Hall (media)

(732) 387-5790	(949) 474-4300

jdonovan@emrise.com	rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION COMMENTS ON STRATEGY FOR EXPANDING BUSINESS;  PLAN INCLUDES POSSIBLE STRATEGIC ALLIANCES AND ORGANIC GROWTH

Focus on Strong Product Line and Technology for Network Timing and Synchronization

Eatontown, NJ (June 15, 2010) — EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today said that it plans to capitalize on the network timing and synchronization products and technology of the Company’s communications equipment business and expand its business through a focus on strategic alliance transactions and organic growth subsequent to the closing of the recently announced $20 million definitive agreement to sell Advanced Control Components, Inc. (“ACC”).

EMRISE President and Chief Executive Officer Carmine T. Oliva said that the application of the Company’s network timing and synchronization products and technology in edge networks will be a primary driver of growth for its communications equipment business, and he anticipates such products could have a meaningful impact on future revenue.  Those edge network products and the Company’s base of world class customers have both been important contributors to early discussions EMRISE is having with potential strategic partners.

EMRISE also plans to refocus its global European-based aerospace and defense business units, which receive more than 60 percent of their revenue from customers in the U.S., and which the Company believes will also drive organic growth and cash flow contributions going forward.  These business units make up the Company’s electronic devices segment, which provides products that perform key functions in aerospace and defense applications, such as power supply and power conversion, radio frequency (RF) and microwave signal processing, and are used in a broad array of defense, industrial and commercial industries.

Following the sale of ACC, EMRISE expects that its annualized revenue from continuing operations will be between $30 million and $33 million.

“I believe that our strategies to, first, narrowly and aggressively pursue our communications equipment business with its potential to attract a possible strategic partner and, second, to emphasize increasing sales in both the U.S. and Europe by refocusing our European-based aerospace and defense business units, will give us the best opportunity to grow our reshaped business and maximize value for our stockholders,” Oliva said.

“The sale of ACC was a difficult decision for us, yet it was the timely and necessary final step in our strategy to sell assets and businesses to generate sufficient proceeds needed to eliminate all but $3.9 million of the Company’s debt, which at its highest point was more than $26 million,” Oliva added.  “At the same time, we are committed to preserving an established and potentially high growth business base with identified opportunities for expansion through possible strategic transactions.  We believe we have done that.”

“With well differentiated and highly validated technology platforms, established customer relationships with major multi-national corporations, strong engineering and management teams, an anticipated greatly improved balance sheet, and the anticipated return to a longstanding banking relationship in Europe to help support our working capital needs, I believe we will have a good foundation to grow the Company organically and to facilitate possible strategic transactions, all of which we believe could add value for our stockholders,” Oliva said.

The Communications Equipment and Edge Networking Business —

A More Detailed View

The list of customers for the Company’s communication equipment business includes the FAA, AT&T, Verizon, Quest, AllTel, Cox Communications, Time Warner, Motorola, British Telecom, France Telecom, the U.S. Military, the British Ministry of Defence, the French Ministry of Defense, NATO, and a range of similar customers in Europe, North Africa, Asia and North America.

The Company’s edge network and central office timing technology, managed through its CXR Larus business in the United States, provides EMRISE a highly differentiated business with marketable products in a high growth industry. CXR Larus designs and develops timing and synchronization systems that are essential for the efficient operation of the world’s digital telecommunication infrastructure. CXR Larus is one among a small select group of manufacturers with the technical resources and knowledge to produce these complex systems. With the growing proliferation of streaming video and ever expanding needs of homeland security, the Company believes these specialized robust timing technologies will enjoy strong growth. The Company believes the Larus technology has already been validated in the market as evidenced by recent customer wins with a number of key U.S. carriers and a large U.S. Federal agency.

The Company believes that the true market opportunity available with its timing and synchronization technology could be much larger if it could overcome some specific challenges. In particular, the Company believes that a significant portion of the business opportunities in this space exist outside the United States, but Larus, due primarily to its size and resources, has only had limited success in penetrating these international markets. In addition, while the Company believes the Larus technology has been validated through recent customer installations, large networking organizations are always cautious of partnering with smaller firms due to the perceived risk of such companies. Accordingly, EMRISE believes that if it can overcome these two issues through a possible strategic transaction, then significant growth could follow.

EMRISE believes the industry is ripe for consolidation, including consolidation that can deliver the scale needed to drive much larger revenue growth in these markets and also possibly tap into specific large international markets. The Company has identified a target list of potential, complementary partners and has already had preliminary discussions with some of those potential partners. Successfully joining with other players in this field will be a core focus going forward to drive growth and cash flow in this segment.

Electronic Devices and the U.S. and European Aerospace and Defense Business —

A More Detailed View

Even though our remaining Aerospace and Defense businesses are based in the U.K., more than 60 percent of their business comes from customers in the U.S. and is denominated in U.S. dollars.  The list of customers for this business includes L3 Communications, BAE Systems, GE Aviation, General Dynamics, Lockheed Martin, Raytheon, Panasonic Avionics, ITT, Rockwell Collins, Thales, Siemens, EDS, Alcatel, MBDA Missile Systems, EADS, and a number of other such customers in Europe, Asia and North America

The Company’s core strategic focus for its electronic devices business going forward is to organically drive growth and cash flow contributions from its global European-based aerospace and defense divisions. While the U.S. military markets have generally remained robust, the European military markets have experienced slower growth in 2010, primarily due to the economic downturn and timing of certain long term contracts. However, EMRISE believes these businesses will enjoy stronger growth in the coming years, especially since the Eurofighter and other such long term programs are anticipated to grow in comparison to recent history.  EMRISE also anticipates that the in-flight entertainment market in the U.S. and Europe will expand as the economy improves. EMRISE believes that by focusing its U.K. divisions in these U.S. and European markets, capitalizing on their strong brand name, validated technology and high quality customer base, they can deliver solid organic growth and deliver robust profit contributions.

Summary

EMRISE has differentiated and highly validated technology platforms, strong engineering and management teams, and as a result of the anticipated ACC transaction, (the “Transaction”), a much improved balance sheet due to the lower debt levels resulting from the anticipated pay down of debt.  As a result, the Company expects to be able to better support its working capital and growth needs, and to facilitate strategic transactions. EMRISE believe that it will now be well focused on the execution of its defined strategic plan, which the Company anticipates will provide the best chance of maximizing value for stockholders following the sale of ACC.

While these two core strategies will be the focus of the Company, EMRISE will stay vigilant with regard to other possibilities to improve its financial condition and grow the Company.  For example, the Company will continue to monitor the market for conditions that might allow for a successful equity raise or a recapitalization transaction.  Many factors could prevent the Company from successfully executing on these strategies.  Subsequent to the sale of ACC, the Company anticipates a negative cash flow from its operations.  If the Company is not able to reverse this trend and cannot increase revenue and EBITDA over the near term, the Company may be forced to sell additional assets to further pay down debt or to liquidate the Company.

Important Information for Investors and Stockholders

In connection with the proposed Transaction, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the Company, when available, at the SEC’s web site at http://www.sec.gov or at the Company’s web site at http://www.emrise.com.  The proxy statement and such other documents may also be obtained, when available, at no cost from the Company by directing such request to EMRISE Corporation, 611 Industrial Way, Eatontown, New Jersey 07724, Attention: Secretary, or by telephone at (732) 389-0355.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transaction.  Information concerning the interests of those persons will be set forth in the Company’s proxy statement relating to the 2010 annual meeting of stockholders when it becomes available.

Investor Meetings

EMRISE will be conducting one-on-one and small-group, in-person and conference-call meetings with interested stockholders to discuss the sale of ACC and the Company’s strategy and business plans going forward.  To participate in one of these in-person or conference-call meetings, please contact Nathan Abler of Allen & Caron at 1-800-452-1346, extension 202.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company.  EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers throughout the U.S., Europe and Asia.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the ability of network timing and synchronization products and technology in edge networks to be a primary driver of growth for its communications equipment business, the ability of such products to have a meaningful impact on future revenue, the ability to develop its global European-based aerospace and defense business units, the ability for the Company, following the sale of ACC to achieve annualized revenue between $30 million and $33 million, the ability for the strategies to narrowly and aggressively pursue the communications equipment business with its potential to attract a possible strategic partner and to emphasize increasing sales in both the U.S. and Europe by developing European-based aerospace and defense business units to grow the business or to maximize value for stockholders, the ability to greatly improve the balance sheet, the ability to return to a longstanding banking relationship in Europe to help support working capital needs, the anticipated timing or ability to close the Transaction, the ability to grow the Company’s edge network timing and synchronization technology through both organic and strategic transaction based growth, the ability to drive strong growth and cash flow contribution from its global European based aerospace and defense business units, the ability to maximize value for stockholders, the ability to provide a good foundation for growth and to facilitate strategic transactions, the ability to predict whether specialized robust timing technologies will enjoy strong growth, the ability to predict whether technology has already been validated in the market or not, the ability to determine the market opportunity available with its timing and synchronization technology  or the ability to predict is such the Company could gain additional market share if it could overcome some specific challenges or not, the ability to predict whether Larus, through a possible strategic transaction, could experience significant growth or not, the ability to successfully pursue or close a strategic transaction that would result in complementary partners joining with EMRISE or not, the ability to predict whether such transactions would drive growth and cash flow in that segment or not, the ability to organically drive growth and cash flow contributions from its global European-based aerospace and defense divisions, ability to predict whether its European-based aerospace and defense divisions will enjoy stronger growth or not, and especially whether Eurofighter and other such long term programs are anticipated to grow in comparison to recent history, and the ability to predict whether in-flight entertainment market in the U.S. and Europe will expand as the economy improves, are all forward

looking statements within the meaning of the Private Securities Litigation Reform Act.    The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, whether the Company can obtain stockholder approval for the Transaction, the ability to complete additional strategic initiatives, the terms, conditions and timing of such events, whether such events will result in the  ability of EMRISE to eliminate its term debt; whether these efforts will result in increasing value for its stockholders and other stakeholders; unforeseen technical issues, unforeseen changes in customer demand, unforeseen delays in receipt of materials from our vendors, inability of our products to meet customer specifications, changes in the economic, industry or political climate that may negatively impact demand for our future products. The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 20009, Form 10-Q for the quarterly period ended March 31, 2010, and other EMRISE filings with the SEC.

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